Exhibit 2(b)

AMENDMENT

to

AMENDED AND RESTATED

BYLAWS

of

VIRTUS STONE HARBOR EMERGING MARKETS INCOME FUND

a Massachusetts Business Trust

The following amendments to the Amended and Restated Bylaws (the “Bylaws”) of Virtus Stone Harbor Emerging Markets Income Fund (the “Trust”) were duly adopted by resolution of a majority of the Trustees of the Trust at a meeting of the Trustees held on November 16, 2022.

1.	All references to the Chairman shall hereafter refer to the Chair.

2.	Section 10.3 (Quorum and Required Vote) of Article 10 (Shareholders’ Voting Powers and Meetings) of the Bylaws is hereby amended to read in its entirety as follows:

10.3 Quorum and Required Vote. Except when a larger quorum is required by any provision of law or the Declaration of Trust or these Bylaws, thirty percent (30%) of the Shares entitled to vote on a particular matter shall constitute a quorum for the transaction of business at a Shareholders’ meeting, except that where any provision of law or the Declaration of Trust or these Bylaws permits or requires that holders of any class or series of Shares shall vote as an individual class or series, then thirty percent (30%) (unless a larger quorum is required as specified above) of Shares of that class or series entitled to vote shall be necessary to constitute a quorum for the transaction of business by that class or series. Any lesser number, or the action of the chair of the meeting in his or her discretion, shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting, without the necessity of further notice. Except when a different vote is required by any provision of law or the Declaration of Trust or these Bylaws, a plurality of the quorum of Shares necessary for the transaction of business at a Shareholders’ meeting shall decide any questions and a plurality of Shares voted shall elect a Trustee, provided that where any provision of law or of the Declaration of Trust or these Bylaws permits or requires that the holders of any class or series of Shares shall vote as an individual class or series, then a plurality of the quorum of Shares of that class or series necessary for the transaction of business by that class or series at a Shareholders’ meeting shall decide that matter insofar as that class or series is concerned.

Approved: November 16, 2022